UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
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FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     Anthony Hensel
     200 S. Michigan Ave.
     Chicago, IL 60604
2.   Issuer Name and Ticker or Trading Symbol
     BorgWarner Inc. (BWA)
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     -
4.   Statement For Month/Year
     July 24, 2002
5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer (Check all applicable)
     ( ) Director (x)Officer (give title below) ( ) 10% Owner ( ) Other
          Vice President
7.   Individual or Joint/Group Filing (Check applicable line)
     /x/ Form Filed by One Reporting Person
     --- Form Filed by More Than One Reporting Person

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Table I - Non-Derivative Securities Beneficially Owned
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1.Title of Security|2.Amount of Securities| 3.Ownership  | 4.Nature of
                   |  Beneficially Owned  |   Form;Direct|   Indirect Beneficial
                   |                      |   or Indirect|   Ownership
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                   |                      |              |
Common Stock       |      317             |   D          |
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
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g. Puts, Calls, Warrants, Options, Convertible Securities)
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1.Title of Deriv-|2.Date Exercisable |3.Title and Amount|4.Conversion
  ative Security |  and Expiration   | of Securities    | or Exercise
                 |  Date (month/day  | Underlying       | Price of
                 |  year)            | Derivative       | Derivative
                 |  Date  | Expir-   | Security         | Security
                 |  Exer- | ation    |        Amount or#|
                 | cisable| Date     | Title |of Shares |
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                 |        |          |       |          |
Employee Stock Options    |          |Common |          |
(Right to Buy)   | 7/24/99|7/24/07   |Stock  |350       | $55.000
Employee Stock Options    |          |Common |          |
(Right to Buy)   | 7/24/00|7/24/07   |Stock  |350       | $55.000
Employee Stock Options    |          |Common |          |
(Right to Buy)   | 7/21/00|7/21/08   |Stock  |400       | $50.9063
Employee Stock Options    |          |Common |          |
(Right to Buy)   | 7/21/01|7/21/08   |Stock  |400       | $50.9063
Employee Stock Options    |          |Common |          |
(Right to Buy)   | 7/20/01|7/20/09   |Stock  |675       | $53.875
Employee Stock Options    |          |Common |          |
(Right to Buy)   | 7/20/02|7/20/09   |Stock  |675       | $53.875
Employee Stock Options    |          |Common |          |
(Right to Buy)   | 7/21/02|7/21/10   |Stock  |1237      | $36.0938
Employee Stock Options    |          |Common |          |
(Right to Buy)   | 7/21/03|7/21/10   |Stock  |1238      | $36.0938
Employee Stock Options    |          |Common |          |
(Right to Buy)   | 7/24/03|7/24/11   |Stock  |1375      | $48.2750
Employee Stock Options    |          |Common |          |
(Right to Buy)   | 7/24/04|7/24/11   |Stock  |1375      | $48.2750
Employee Stock Options    |          |Common |          |
(Right to Buy)   | 7/24/04|7/24/12   |Stock  |5000      | $50.65
Employee Stock Options    |          |Common |          |
(Right to Buy)   | 7/24/05|7/24/12   |Stock  |5000      | $50.65
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5.Ownership     |   6.Nature of Indirect
  Form of Deriv-|     Beneficial Ownership
  ative Security|
  Direct (D) or |
  Indirect (I)  |
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                |
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     D
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
Signature of Reporting Person

ANTHONY HENSEL
/s/  Laurene H. Horiszny as attorney-in-fact for reporting person
Date: July 31, 2002